                                                                      EXHIBIT 1

                                                                  Execution Copy



                          ============================


                          AGREEMENT AND PLAN OF MERGER

                          dated as of January 27, 1997

                                  by and among

                          DENTSPLY INTERNATIONAL INC.,

                            IMAGE ACQUISITION CORP.

                                      and

                           NEW IMAGE INDUSTRIES, INC.


                          ============================

                               TABLE OF CONTENTS


ARTICLE 1 -- THE OFFER.................................................................2
         1.1      The Offer............................................................2
         1.2      Parent Action; Tender Offer Documents................................2
         1.3      Company Action.......................................................3

ARTICLE 2 -- THE MERGER................................................................4
         2.1      The Merger...........................................................4
         2.2      Effective Time.......................................................4
         2.3      Closing..............................................................5
         2.4      Effects of the Merger................................................5
         2.5      Certificate of Incorporation; By-Laws................................5
         2.6      Directors and Officers of the Surviving Corporation..................5
         2.7      Taking of Necessary Action; Further Action...........................5
         2.8      Conversion of Securities.............................................5
         2.9      Exchange of Certificates.............................................6
         2.10     Transfer of Shares After Effective Date..............................7
         2.11     Company Stock Options................................................7
         2.12     Company Warrants.....................................................8

ARTICLE 3 -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................8
         3.1      Organization and Qualification.......................................9
         3.2      Certificate of Incorporation and By-Laws.............................9
         3.3      Subsidiaries.........................................................9
         3.4      Capitalization.......................................................9
         3.5      Authority Relative to this Agreement................................10
         3.6      Commission Filings..................................................11
         3.7      No Undisclosed Liabilities..........................................12
         3.8      Absence of Certain Changes or Events................................12
         3.9      Litigation..........................................................13
         3.10     Absence of Changes in Benefit Plans.................................13
         3.11     ERISA Compliance....................................................13
         3.12     Taxes...............................................................15
         3.13     Information Supplied................................................16
         3.14     Compliance with Applicable Laws.....................................16
         3.15     State Takeover Statutes.............................................18
         3.16     Brokers; Schedule of Fees and Expenses..............................18
         3.17     Contracts; Debt Instruments.........................................18
         3.18     Title to Properties.................................................19
         3.19     Labor Matters.......................................................20
         3.20     Insurance...........................................................20

                                      (i)

         3.21     Intellectual Property Matters.......................................20
         3.22     Payments............................................................21
         3.23     Suppliers and Customers.............................................21
         3.24     Regulatory Matters..................................................22

ARTICLE 4 -- REPRESENTATIONS AND WARRANTIES OF PARENT.................................22
         4.1      Organization and Qualification......................................22
         4.2      Authority Relative to this Agreement................................22
         4.3      Financing...........................................................23
         4.4      Ownership of Company Securities.....................................23
         4.5      Information Supplied................................................23
         4.6      Capitalization......................................................23
         4.7      Financial Advisor...................................................23

ARTICLE 5 -- CONDUCT OF BUSINESS PENDING THE MERGER...................................24
         5.1      Conduct of Business by the Company Pending the Merger...............24
         5.2      Actions by Parent and Merger Sub Pending the Merger.................26

ARTICLE 6 -- ADDITIONAL AGREEMENTS....................................................26
         6.1      Stockholder Approval; Preparation of Proxy Statement................26
         6.2      Stock Options and Warrants..........................................27
         6.3      Expenses............................................................27
         6.4      Other Actions.......................................................28
         6.5      Exclusive Dealing...................................................28
         6.6      Notification of Certain Matters.....................................29
         6.7      Access to Information...............................................30
         6.8      Antitrust Laws......................................................30
         6.9      Public Announcements................................................30
         6.10     Directors...........................................................30
         6.11     Directors' and Officers' Insurance Coverage.........................31
         6.12     Benefit Plans and Certain Contracts.................................32

ARTICLE 7 -- CONDITIONS...............................................................32
         7.1      Conditions to Obligation of each Party to Effect the Merger.........32
         7.2      Additional Conditions to Obligation of the Company..................33

ARTICLE 8 -- TERMINATION, AMENDMENT AND WAIVER........................................33
         8.1      Termination.........................................................33
         8.2      Effect of Termination...............................................34
         8.3      Amendment...........................................................34
         8.4      Extension; Waiver...................................................34

                                      (ii)

ARTICLE 9 -- GENERAL PROVISIONS.......................................................35
         9.1      Survival of Representations, Warranties and Agreements..............35
         9.2      Notices.............................................................35
         9.3      Interpretation......................................................36
         9.4      Entire Agreement; No Third Party Beneficiaries......................36
         9.5      Assignment..........................................................36
         9.6      Governing Law.......................................................36
         9.7      Counterparts........................................................36
         9.8      Specific Performance................................................37

Appendix   --     Conditions to the Offer............................................A-1



                                     (iii)

                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of January 27, 1997, is by and among DENTSPLY International Inc., a Delaware corporation ("Parent"), Image Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and New Image Industries, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, in furtherance of such acquisition, Parent proposes to cause Merger Sub to make a tender offer (as it may be amended from time to time as permitted under Section 1.1 of this Agreement, the "Offer") to purchase all the issued and outstanding shares of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock," the outstanding shares of Company Common Stock being hereinafter referred to as the "Shares"), at a purchase price of $2.00 per share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer and the Merger (as defined below), recommending that the Company's stockholders accept the Offer;

         WHEREAS, each of the respective Boards of Directors of Parent, Merger Sub and the Company has approved the Offer and the merger of Merger Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Stock, other than shares owned directly or indirectly by Parent or the Company and "Dissenting Shares" (as defined in Section 2.8(d)), will be converted into the right to receive the Offer Price;

         WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, Parent, Merger Sub and each executive officer (as defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and director of the Company who, in each case, owns Shares or options or warrants to acquire shares of the Company Common Stock and The William W. Stevens and Virda J. Stevens Trust, a stockholder of the Company (collectively, the "Stockholder Parties"), are entering into separate stockholder agreements (the "Stockholder Agreements"), pursuant to which each such Stockholder Party is agreeing to tender all Shares owned by such person in the Offer, upon the terms and subject to the conditions set forth in such Stockholder Party's respective Stockholder Agreement; and

         WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:


                             ARTICLE 1 -- THE OFFER

         1.1      The Offer.

                  (a) Subject to the conditions set forth in the Appendix hereto, as promptly as practicable but in no event later than five business days after the date of the public announcement by Parent and the Company of the execution of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer for any and all Shares at a price of $2.00 per share net to the seller in cash, without interest thereon, and, subject to the conditions set forth in the Appendix, consummate the Offer in accordance with its terms. The Offer shall be made by means of an Offer to Purchase having the conditions set forth in the Appendix (any of which may be waived by Merger Sub or Parent in its sole discretion). The obligations of Merger Sub to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth in the Appendix.

                  (b) Parent will not, and will cause Merger Sub not to, without the prior written consent of the Company (which consent may be withheld for any reason), decrease the price per Share, or change the form of consideration payable, in the Offer, decrease the number of Shares sought in the Offer, change the conditions to the Offer from those contained in the Appendix hereto, impose additional conditions to the Offer, or amend any material term of the Offer in a manner adverse to the holders of the Shares. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Merger Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

         1.2 Parent Action; Tender Offer Documents. As soon as practicable but not later than the date of commencement of the Offer, Parent shall file or cause to be filed with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"). The Schedule 14D-1 filed with the SEC, which shall contain the Offer to Purchase and a related letter of transmittal and summary advertisement (such
Schedule 14D-1 and the documents included therein pursuant to which the Offer will be made, together with any supplement or amendment thereto, are hereafter referred to as the "Offer Documents") shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing representation shall not apply with respect to the accuracy of information furnished in writing by the Company specifically for inclusion in the Offer Documents or which is taken, after consultation with the Company, from reports filed by the Company under the Exchange Act (provided that such information has not been superseded by information contained in reports filed by the Company under the Exchange Act subsequent thereto), which accuracy shall be the sole responsibility of the Company. Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review the Offer Documents prior to their filing with the SEC. Parent and Merger Sub agree to provide the Company and its counsel in writing any comments Parent, Merger Sub or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

         1.3      Company Action.

                  (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining that the terms of the Offer and the Merger are fair, from a financial point of view, to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders approve and adopt this Agreement, and that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer, provided, however, that any such recommendation may be amended, withdrawn or modified in accordance with the provisions of Section 6.5(b). The Company represents that its Board of Directors has received the opinion of Cleary Gull Reiland & McDevitt Inc. ("Cleary Gull") to the effect that the proposed consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent. The Company understands that, concurrently with the execution of this Agreement, each of the Company's directors and officers intends to execute a Stockholder Agreement with Parent and/or Merger Sub and intends to tender all Shares owned by such person pursuant to the Offer. The Company hereby approves of and consents to the execution by each Stockholder Party of such Stockholder Party's Stockholder Agreement and the consummation of the transactions contemplated thereby, including the tender of such Shares, and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions approving the execution of the Stockholder Agreements and the consummation of the transactions contemplated thereby.

                  (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which shall reflect the recommendations described in Section 1.3(a). The Company agrees that the Schedule 14D-9, including all amendments and supplements thereto, shall comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing representation shall not apply with respect to the accuracy of information furnished in writing by Parent specifically for inclusion in the Schedule 14D-9 or taken from reports, after consultation with the Company, filed by Parent under the Exchange Act (provided that such information has not been superseded by information contained in reports filed by Parent under the Exchange Act subsequent thereto). The Company, Parent and Merger Sub each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Merger Sub and their counsel shall be given reasonable opportunity to review the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to provide Parent and its counsel in writing any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments.

                  (c) The Company will promptly furnish Parent or cause Parent to be furnished with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish Parent with such additional information and assistance as Parent may reasonably request to communicate the Offer to the stockholders of the Company.


                            ARTICLE 2 -- THE MERGER

         2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), at the "Effective Time" (as defined in Section 2.2 hereof), Merger Sub shall be merged with and into the Company in the Merger, the separate existence of Merger Sub (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation following the Merger (the "Surviving Corporation"). Notwithstanding the foregoing, Parent may elect at any time prior to the Merger to merge the Company with and into Merger Sub, instead of merging Merger Sub with and into the Company, in which event the parties agree to execute an appropriate amendment to this Agreement to reflect the foregoing.

         2.2 Effective Time. Upon the terms and subject to the conditions hereof, the parties hereto will file a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as may be required by, and executed in accordance with, the DGCL. The Merger shall become effective at such time as such document is so filed or at such time as is set forth in the Certificate of Merger, if different, which time is hereinafter referred to as the "Effective Time."

         2.3 Closing. The closing of the Merger shall take place at the offices of Morgan, Lewis & Bockius LLP, One Oxford Centre, Pittsburgh, PA 15219 at 10:00 a.m., Eastern Time, on a date (the "Closing Date") to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 7.

         2.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.

         2.5 Certificate of Incorporation; By-Laws. The Certificate of Incorporation and By-Laws of Merger Sub at the Effective Time shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until amended as provided therein and under the DGCL.

         2.6 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

         2.7 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full rights and title to and possession of all assets, properties, rights, privileges, immunities and franchises of either the Company or Merger Sub, the officers and directors of each such corporation are fully authorized in the name of such corporation or otherwise to take, and shall take, all such lawful and necessary action.

         2.8 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the securities of the Company or Merger Sub:

                  (a) Subject to Section 2.8(d) hereof, each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled pursuant to Section 2.8(b) hereof), shall be canceled and extinguished and be converted into and represent the right to receive $2.00 in cash, without interest (the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect thereto, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 2.9.

                  (b) Each Share issued and outstanding immediately prior to the Effective Time and held in the treasury of the Company or owned by Parent or any direct or indirect subsidiary of Parent (including Merger Sub) shall be canceled and retired and no payment shall be made with respect thereto.

                  (c) Each share of Common Stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

                  (d) Notwithstanding anything in this Agreement to the contrary, any issued and outstanding Shares held by a person (a "Dissenting Stockholder") who objects to the Merger and complies with all the provisions of the DGCL concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares ("Dissenting Shares") shall not be converted as described in Section 2.8(a) but shall become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware. If, after the Effective Time, such Dissenting Stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

         2.9      Exchange of Certificates.

                  (a) Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Shares.

                  (b) Parent shall, or shall cause the Surviving Corporation to, provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, funds necessary to pay for the Shares as part of the Merger pursuant to Section 2.8.

                  (c) As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.8, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.8, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.9, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.8. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. In the event any Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of the Merger Consideration in respect of shares represented by such Certificate, require the owner of such lost, stolen or destroyed Certificate to make an affidavit of that fact containing such indemnification provisions as Parent may deem appropriate, including, without limitation, the posting of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it, the Surviving Corporation or the Paying Agent with respect to such Certificate.

                  (d) All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

                  (e) None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article 2 would otherwise escheat to or become the property of any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity")), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

         2.10 Transfer of Shares After Effective Date. No transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

         2.11 Company Stock Options. As of the Effective Time, each option (a "Stock Option") to purchase Shares under the Company's 1989 Stock Incentive Plan (the "1989 Plan"), 1992 Stock Incentive Plan (the "1992 Plan"), 1992 Director Incentive Plan (the "1992 Director Plan"), 1993 Stock Incentive Plan (the "1993 Plan"), 1993 Director Incentive Plan (the "1993 Director Plan"), the Insight Imaging Systems, Inc. 1994 Stock Option Plan (the "Insight Plan") and the 1995 Stock

Incentive Plan (the "1995 Plan" and together with the 1989 Plan, the 1992 Plan, the 1992 Director Plan, the 1993 Plan, the 1993 Director Plan and the Insight Plan, the "Stock Option Plans," true, complete and correct copies of which have heretofore been furnished to Parent), whether or not then exercisable in accordance with its terms, shall be converted into the right to receive, upon the surrender of the agreement evidencing such Stock Option to the Paying Agent in accordance with the provisions of Section 2.9 applicable to Certificates and upon the delivery to the Paying Agent of the "Stock Option Acknowledgment" referred to below, an amount in cash (net of applicable withholding) equal to the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Stock Option (each, an "Option Share") multiplied by the number of Option Shares previously subject to such Stock Option (assuming full vesting of all Stock Options). Each holder of a Stock Option who surrenders the agreement evidencing such Stock Option to the Paying Agent shall execute a written acknowledgment, in form satisfactory to Parent (the "Stock Option Acknowledgment"), that such holder's receipt of cash in exchange for such Stock Option shall be in full settlement of such Stock Option and that such holder understands that such Stock Option shall, as of the Effective Time, represent only the right to receive cash in accordance with this Section 2.11 and shall otherwise be canceled. Regardless of the number of Stock Options (if any) so surrendered, all Stock Options shall be canceled at the Effective Time and shall thereafter represent only the right to receive the amount of cash payable under this Section 2.11 upon compliance with the terms hereof.

         2.12 Company Warrants. As of the Effective Time, each warrant to purchase Shares (a "Warrant"), whether or not then exercisable in accordance with its terms, shall be converted into the right to receive, upon the surrender of the agreement evidencing such Warrant to the Paying Agent in accordance with the provisions of Section 2.9 applicable to Certificates and upon the delivery to the Paying Agent of the "Warrant Acknowledgment" referred to below, an amount in cash (net of applicable withholding) equal to the excess, if any, of the Merger Consideration over the exercise price per share of the Common Stock of the Company subject to such Warrant (each, a "Warrant Share") multiplied by the number of Warrant Shares previously subject to such Warrant. Each holder of a Warrant who surrenders the agreement evidencing such Warrant to the Paying Agent shall execute a written acknowledgment, in form satisfactory to Parent (the "Warrant Acknowledgment"), that such holder's receipt of cash in exchange for such Warrant shall be in full settlement of such Warrant and that such holder understands that such Warrant shall, as of the Effective Time, represent only the right to receive cash in accordance with this Section 2.12 and shall otherwise be canceled. Regardless of the number of Warrants, if any, so surrendered, all Warrants shall be canceled at the Effective Time and shall thereafter represent only the right to receive the amount of cash payable under this Section 2.12 upon compliance with the terms hereof.


           ARTICLE 3 -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in a schedule attached to this Agreement (the "Company Disclosure Schedule") which identifies with particularity an exception to a representation and warranty in this Agreement, the Company represents and warrants to Parent and Merger Sub as set forth below. A disclosure with respect to a particular representation and warranty shall be deemed to apply to any other representations and warranties to which it relates.

         3.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as it is now being conducted and as it is proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a "Material Adverse Effect" on the Company. As used in this Agreement, the term "Material Adverse Effect" shall mean a material adverse effect upon the business, financial condition, results of operations, properties, assets or liabilities of the party affected thereby that is, or could reasonably be expected to be, materially adverse to such party and its subsidiaries, taken as a whole.

         3.2 Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of the Company in the forms attached to the Company Disclosure Schedule are the Certificate of Incorporation and By-Laws of the Company as in effect on the date of this Agreement.

         3.3 Subsidiaries. The Company Disclosure Schedule lists each subsidiary of the Company (each a "Subsidiary" and collectively the "Subsidiaries"). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. All of the outstanding shares of capital stock of each of the Subsidiaries are validly issued, fully paid and nonassessable and are owned by the Company or by a wholly owned Subsidiary of the Company, free and clear of all liens, pledges, claims, charges, encumbrances and security interests of any kind or nature whatsoever ("Liens"), and there are no proxies outstanding with respect to such shares. Except for the capital stock of its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any other corporation, partnership, joint venture or other business association or entity.

         3.4 Capitalization. The authorized capital stock of the Company consists of 10,000,000 Shares and 1,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). As of the date hereof:

                  (a)      5,479,911 Shares are outstanding;

                  (b) no shares of Company Common Stock are held in the treasury of the Company or any of its Subsidiaries;

                  (c) (i) 58,450 shares of Company Common Stock are reserved for issuance pursuant to the 1989 Plan, (ii) 261,000 shares of Company Common Stock are reserved for issuance pursuant to the 1992 Plan, (iii) no shares of Company Common Stock are reserved for issuance pursuant to the 1992 Director Plan, (iv) 480,000 shares of Company Common Stock are reserved for issuance pursuant to the 1993 Plan, (v) 255,000 shares of Company Common Stock are reserved for issuance pursuant to the 1993 Director Plan (vi) 500,000 shares of Company Common Stock are reserved for issuance pursuant to the 1995 Stock Incentive Plan and (vii) 102,756 shares of Company Common Stock are reserved for issuance pursuant to the Insight Plan and (viii) 565,284 shares of Company Common Stock are reserved for issuance upon exercise of Warrants.

                  (d) Stock Options to purchase no more than 1,177,083 shares of Company Common Stock are outstanding pursuant to the Stock Option Plans of which 263,644 Stock Options are held by persons other than Stockholder Parties and are exercisable at a price less than $2.00;

                  (e) Warrants to purchase 565,284 shares of Company Common Stock are outstanding of which no Warrants are held by persons other than Stockholder Parties and are exercisable at a price less than $2.00;

                  (f)      no shares of Preferred Stock are outstanding.

The Company Disclosure Schedule contains a true and complete listing of (i) all Stock Options, the holder of each Stock Option, the number of Stock Options held by each such holder and the exercise prices of all such Stock Options, and
(ii) all Warrants, the holders of each Warrant, the number of Warrants held by each such holder and the exercise prices of all such Warrants.

         All outstanding shares of capital stock of the Company are, and all shares which may be issued upon the exercise of Stock Options or Warrants will, when issued in accordance with the terms thereof against payment to the Company of the consideration therefor specified in the applicable agreements, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations (x) of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or (y) of the Company to vote or to dispose of any shares of the capital stock of any of its Subsidiaries.

         3.5 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the

Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby, except for any required approval of the Merger by the Company's stockholders as set forth in Section 6.1. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally. Neither the Company nor any Subsidiary is subject to or obligated under any provision of (a) its respective Certificate of Incorporation or By-Laws,
(b) any contract, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached, violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or any encumbrance on any of its assets would be created or suffered by its execution and performance of this Agreement, except (as to clauses (b), (c) or (d) above) where such breach, violation, default, right of termination or acceleration, loss or encumbrance, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The consummation of the Offer and the Merger by the Company will not require the consent or approval of, or a registration or filing with, any person or Governmental Entity, other than
(w) approval of the holders of Shares if required by applicable law or the Company's Certificate of Incorporation or Bylaws, (x) applicable requirements, if any, of the Exchange Act, state "blue sky" or takeover laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"),
(y) filing and recordation of appropriate merger documents as required by the DGCL and (z) where failure to obtain such consents or approvals or to make such registration or filing would not have, individually or in the aggregate, a Material Adverse Effect on the Company or prevent or materially delay the Company from performing its obligations under this Agreement.

         3.6 Commission Filings. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since June 30, 1993. The Company has heretofore delivered to Parent its (a) Annual Reports on Form 10-K for each fiscal year of the Company beginning with the fiscal year ended June 30, 1993, as filed with the SEC, (b) Quarterly Reports on Form 10-Q for each fiscal quarter of the Company beginning with the fiscal quarter ended September 30, 1993, as filed with the SEC, (c) proxy statements relating to the Company's meetings of stockholders (whether annual or special) during each fiscal year beginning with the fiscal year 1993 and (d) all other reports filed by the Company with the SEC since June 30, 1993 (collectively, the "SEC Documents"). As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder and applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein , in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof and furnished to Parent. The financial statements of the Company included in the SEC Documents comply with applicable accounting requirements and the rules of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be specifically indicated therein or in the notes thereto, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof and furnished to Parent or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) during the periods involved and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in stockholders' equity and statements of cash flows (or changes in financial position prior to the approval of FASB 95) for the periods then ended, subject, in the case of the unaudited consolidated interim financial statements, to normal year-end adjustments and any other adjustments described therein.

         3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise), matured or unmatured (herein "Liabilities"), except (a) Liabilities which are adequately reflected or reserved against in the financial statements of the Company for the quarter ended September 30, 1996, (b) Liabilities which have been incurred in the ordinary course of business and consistent with past practice since September 30, 1996 which individually or in the aggregate would not have a Material Adverse Effect on the Company and (c) Liabilities under this Agreement and fees and expenses related thereto.

         3.8 Absence of Certain Changes or Events. Except as heretofore disclosed in the SEC Documents, since the date of the most recently audited financial statements included in the SEC Documents, the Company has conducted its business only in the ordinary course, and there has not been:

                  (a) any event, act, occurrence or omission to act or occur having or which, insofar as reasonably can be foreseen, may have, a Material Adverse Effect on the Company;

                  (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock;

                  (c) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (d) (i) any granting by the Company or any of its Subsidiaries to any executive officer of the Company or any of its Subsidiaries of any increase in compensation, except as required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents, (ii) any granting by the Company or any of its Subsidiaries to any such executive officer of any increase in severance or termination pay, except as required under any employment, severance or termination agreement in effect as of the date of the most recent audited financial statements included in the SEC Documents (true, complete and correct copies of all of which agreements have heretofore been furnished to Parent),
(iii) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer, or (iv) any grant, whether or not to an employee of the Company or any of its Subsidiaries, of any Stock Option or other option, warrant or right to purchase or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries (other than grants included within subsections (d) and (e) of Section 3.4);

                  (e) any damage, destruction or loss, whether or not covered by insurance, that has or could, insofar as reasonably can be foreseen, have, a Material Adverse Effect on the Company; or

                  (f) any change in accounting methods or principles by the Company.

         3.9 Litigation. Except as disclosed in the SEC Documents, as of the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to (a) have a Material Adverse Effect on the Company, (b) materially impair the ability of the Company to perform its obligations under this Agreement or (c) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which is reasonably likely to have, any effect referred to in the foregoing clauses (a), (b) or (c) above.

         3.10 Absence of Changes in Benefit Plans. Except as disclosed in the SEC Documents, since the date of the most recent audited financial statements included in the SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries; true, complete and correct copies of all of such plans, arrangements and understandings have heretofore been furnished to Parent. Except as disclosed in the SEC Documents, there are no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings in effect (other than employment and consulting agreements which are terminable at will without liability to the Company) between the Company or any of its Subsidiaries and any current or former employee, officer or director of the Company or any of its Subsidiaries.

         3.11     ERISA Compliance.

                  (a) The Company Disclosure Schedule contains a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as a "Pension Plan"), each "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and each stock option, stock purchase, deferred compensation plan or arrangement and each other employee fringe benefit plan (as defined in Section 6039D(d) of the Internal Revenue Code of 1986, as amended (the "Code")) maintained, contributed to or required to be maintained or contributed to by the Company, any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, (each, a "Commonly Controlled Entity"), for the benefit of any current or former employees, officers, directors or independent contractors of the Company or any of its Subsidiaries (collectively, "Benefit Plans"). The Company has delivered to Parent true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each currently effective trust agreement and insurance or group annuity contract relating to any Benefit Plan.

                  (b) To the knowledge of the Company, there has been no failure to administer any Benefit Plan in all material respects in accordance with its terms, and no failure of the Company, its Subsidiaries or any Benefit Plan to comply in all material respects with ERISA or the Code.

                  (c)      All Pension Plans intended to be qualified under
Section 401(a) of the Code have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                  (d) No Pension Plan that the Company or any of its Subsidiaries maintains, or to which the Company or any of its Subsidiaries is obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "Multiemployer Pension Plans"), had, as of the respective last annual valuation date for each such Pension Plan, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to Parent, and neither the Company nor any of its Subsidiaries is aware of any facts or circumstances that would materially change the funded status of any such Benefit Plans. None of the Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), and there has been no application for a waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Benefit Plan that is a Pension Plan.

                  (e) None of the Company, any of its Subsidiaries, any officer of the Company or any of its Subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a nonexempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or
Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer of the Company or any of its Subsidiaries to tax or penalty under ERISA, the Code or other applicable law that has not been corrected or that individually or in the aggregate would have a Material Adverse Effect on the Company (determined assuming that the tax under Section 4975(b) of the Code is imposed with respect
to such prohibited transaction).   Any taxes or penalties arising from
prohibited transactions referred to in this Section 3.11(e) that have been corrected have been paid in full. Neither any of such Benefit Plans nor any of such trusts that are subject to Title IV of ERISA has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last three years.

                  (f) Neither the Company nor any Commonly Controlled Entity has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) with respect to any of the Multiemployer Pension Plans that could lead to the imposition of any withdrawal liability under Section 4201 of ERISA; and no action has been taken that alone or with the passage of time could result in either a partial or complete withdrawal by any Commonly Controlled Entity in respect of any such plan.

                  (g) With respect to any Benefit Plan that is an employee welfare benefit plan, (i) no such Benefit Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a "group health plan," as such term is defined in
Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the consummation of the Offer, after giving any notice required by ERISA or the Code.

                  (h) No Commonly Controlled Entity has incurred any material liability to a Pension Plan (other than for contributions not yet due).

         3.12     Taxes.

                  (a) Each of the Company and each of its Subsidiaries has filed all material tax returns and reports required to be filed by it ("Returns"). All such Returns are complete and correct in all material respects. Each of the Company and each of its Subsidiaries has paid (or the Company has paid on its behalf or made provision for) all material taxes required to be paid by it, and the most recent financial statements contained in the SEC Documents properly reflect in accordance with generally accepted accounting principles all material taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

                  (b) No material deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that have not been fully paid or are not properly reflected in accordance with generally accepted accounting principles in the most recent financial statements contained in the SEC Documents, other than those taxes being contested in good faith, and no requests for waivers of the time to assess any such taxes are pending. The Company has not agreed with any tax authority to extend the time to assess any such taxes. The Company has not entered into any closing agreement with respect to any taxable year.

                  (c) The Company Disclosure Schedule sets forth (i) the taxable years of the Company or any of its Subsidiaries as to which the respective statutes of limitations with respect to federal income taxes have not yet expired, and (ii) those taxable years and taxes as to which the Company has agreed to extend the applicable statute of limitations.

                  (d) None of the Company or any of its Subsidiaries has, and none of them has ever had, a permanent establishment in any non-U.S. country, as defined in any applicable tax treaty or convention between the United States and such non-U.S. country, or any presence in a non-U.S. country with which the United States does not have a tax treaty or convention that could subject the Company or any Subsidiary to the tax laws of such non-U.S. country.

                  (e) As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or duties of any nature whatsoever.

                  (f) The Company is not a party to any agreements that could reasonably be expected to result in any payments that would be characterized as "excess parachute payments" (as such term is defined in Section 280G(b)(1) of the Code.

         3.13 Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion in, and none of the information specifically to be incorporated by reference in, (a) the Offer Documents, (b) the Schedule 14D-9, (c) the information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement"), if any, or
(d) any proxy statement (the "Proxy Statement") relating to the "Stockholders Meeting" (as defined in Section 6.1(a)), will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times that the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D- 9, the Information Statement and the Proxy Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

         3.14     Compliance with Applicable Laws.

                  (a) Each of the Company and each of its Subsidiaries has in effect all material federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits") necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or default individually or in the aggregate would not have a Material Adverse Effect on the Company.

                  (b) Except as disclosed in the SEC Documents, to the knowledge of the Company, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for violations that would not have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to Company's knowledge, threatened, nor has any Governmental Entity communicated to the Company an intention to conduct any such investigation or review.

                  (c) Except as disclosed in the SEC Documents, each of the Company and its Subsidiaries is, and has been, and each of the Company's former Subsidiaries, while Subsidiaries of the Company, was, in material compliance with all applicable "Environmental Laws" (as defined below), except for noncompliance that would not have a Material Adverse Effect on the Company). The term "Environmental Laws" means any federal, state or local statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, directive or injunction now in effect, including the requirement to register underground storage tanks, relating to: (i) "Releases" (as defined below) or threatened Releases of "Hazardous Material" (as defined below) into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; or (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

                  (d) During the period of ownership or operation by the Company and its current and former Subsidiaries of any of their respective current or previously owned or leased properties, the Company has no knowledge of any Releases of Hazardous Material in, on, under or affecting such properties that would trigger reporting or cleanup obligations on the part of the Company or its Subsidiaries under applicable environmental laws, and none of the Company or its current and former Subsidiaries has disposed of any Hazardous Material or any other substance in a manner that could reasonably be anticipated to lead to a Release in, on or affecting such properties. To the Company's knowledge, prior to the period of ownership or operation by the Company and its current and former Subsidiaries of any of their respective current or previously owned or leased properties, no Hazardous Material was generated, treated, stored, disposed of, used, handled or manufactured at, or transported, shipped or disposed of from, such current or previously owned properties, and the Company has no knowledge of any Releases of Hazardous Material in, on, under or affecting any such property that would trigger reporting or cleanup obligations on the part of the Company or its Subsidiaries under applicable environmental laws. The term "Release" has the meaning set forth in 42 U.S.C. Section 9601(22). The term "Hazardous Material" means (i) hazardous materials, pollutants, contaminants, constituents, medical or infectious wastes, hazardous wastes and hazardous substances as those terms are defined in the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. Section 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. and the Clean Air Act, 42 U.S.C.
Section 7401 et seq., (ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and/or asbestos-containing material, (v) radon and (vi) PCBs, or materials or fluids containing PCBs.

         3.15 State Takeover Statutes. The Board of Directors of the Company has approved the Offer, the Merger, this Agreement and the Stockholder Agreements, and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement and the Stockholder Agreements and the transactions contemplated by this Agreement and the Stockholder Agreements the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement, the Stockholder Agreements or any of the transactions contemplated by this Agreement or the Stockholder Agreements.

         3.16 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Cleary Gull Reiland & McDevitt ("Cleary Gull"), the fees and expenses of which will be paid by the Company and a signed copy of the Company's engagement letter with which has been delivered to Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A good faith estimate of the fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement (including the fees of the Company's legal counsel) is set forth in the Company Disclosure Schedule. No valid claim exists against the Company or the Surviving Corporation or, based on any action by the Company or any Subsidiary, against Parent or Merger Sub for payment of any "topping," "break-up" or "bust-up" fee or any similar compensation or payment arrangement as a result of the transactions contemplated hereby, including the Offer and the Merger.

         3.17     Contracts; Debt Instruments.

                  (a) Except as disclosed in the SEC Documents, there is no contract or agreement, written or oral that is material to the business, condition (financial or otherwise), properties, assets, results of operations of the Company or its Subsidiaries (a "Material Contract"); true, complete and correct copies of all such Material Contracts, or written summaries of oral agreements, have heretofore been furnished to Parent. For the purposes hereof, "Material Contracts" shall mean (i) all contracts that are considered to be "material" within the meaning of Item 601(b)(10) of Regulation S-K promulgated under the Securities Act of 1933, as amended, and the Exchange Act and (ii) all other agreements (whether or not material within the meaning of Regulation S-K) that (A) limit the ability of the Company to engage or compete in any business, whether or not such business is currently conducted by the Company, (B) obligate the Company or the other party or parties thereto to pay an amount in excess of $50,000 at one time or over a period of time, (C) provide for the employment of any individual by the Company or any of its Subsidiaries, (D) provide for the distribution of the Company's products, (E) provide for the license by or from the Company of any patents, copyrights, trademarks or other intellectual property, or (F) provide for the settlement or compromise of any litigation. All such Material Contracts are in full force and effect, and, to the Company's knowledge, the parties thereto other than the Company and its Subsidiaries have complied and are complying with all of their obligations and are not in default under (nor, to the Company's knowledge, does there exist any condition which upon the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any of such Material Contracts. Neither the Company nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except where such violation or default would not have a Material Adverse Effect on the Company.

                  (b) Set forth on the Company Disclosure Schedule is (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments (other than accounts payable) pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and (ii) the respective principal amounts currently outstanding thereunder. For purposes of this Agreement, "indebtedness" shall mean, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person upon which interest charges are customarily paid, (D) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (E) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (F) all capitalized lease obligations of such person, (G) all obligations of others secured by any lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (H) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (I) all letters of credit issued for the account of such person and (J) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person.

         3.18     Title to Properties.

                  (a) Each of the Company and each of its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, free and clear of all Liens, other than (i) materialmen's, mechanics', carriers', workers', repairmen's and other similar Liens arising or incurred in the ordinary course of business, or statutory landlords' Liens under leases to which the Company is a party, with respect to which the underlying obligation is not in default, (ii) the statutory rights of third parties with respect to inventory or work in progress under orders or contracts entered into by the Company in the ordinary course of business, (iii) Liens that are immaterial in amount and do not materially impair the present or contemplated use of the properties or assets subject thereto or affected thereby, or otherwise materially impair present or contemplated business operations in which such properties are used, (iv) as reflected in the financial statements included in the Company's Form 10-Q for the fiscal quarter ended September 30, 1996, (v) Liens for taxes not yet delinquent, and (vi) claims consisting of leases with respect to which the underlying obligation is not in default.

                  (b) Each of the Company and each of its Subsidiaries has complied in all material respects with the terms of all leases of which it is a party and under which it is in occupancy, all such leases are in full force and effect and, to the Company's knowledge, the parties thereto other than the

Company and its Subsidiaries have complied and are complying with all of their obligations and are not in default under (nor does there exist any condition which upon the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any of such leases. Each of the Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

         3.19 Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound. Neither the Company nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to the Company's knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

         3.20 Insurance. As of the date hereof, the Company and each of its Subsidiaries are covered under insurance policies and programs which provide coverage to the Company against such losses and risks and in such amounts as are adequate and customary in the businesses in which they are engaged; true, complete and correct copies of all such policies and programs have heretofore been furnished to Parent. All material policies of insurance and fidelity or surety bonds insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect. Except as otherwise disclosed pursuant to Section 3.9, as of the date hereof, there are no material claims by the Company or any Subsidiary under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause. All necessary notifications of claims have been made to insurance carriers.

         3.21     Intellectual Property Matters.

                  (a) The Company owns or has the right to use, free and clear of all Liens, charges, claims and restrictions, all know-how, processes, patents, trade secrets, trademarks, service marks, trade names, copyrights, licenses, proprietary rights and other intellectual property rights materially necessary to its business as now conducted or contemplated (the "Company Intellectual Property Rights"). Any license agreement by which any Company Intellectual Property Right is licensed by the Company from a third party has heretofore been furnished to Parent.

                  (b) To the Company's knowledge it is not infringing upon or otherwise acting adversely to any actual or claimed know-how, process, patent, trade secret, trademark, service mark, trade name, copyright, license, information, proprietary right or other right of any person. The Company has not received any communications alleging that the Company has violated or, by conducting its business as now conducted or currently proposed to be conducted by the Company, would violate any know-how, process, patent, trade secret, trademark, service mark, trade name, copyright, license, or other proprietary right of any person, and, to the Company's knowledge, there is no basis for any such allegation.

                  (c) To the Company's knowledge, there is no actual or threatened infringement or adverse use of the Company's Intellectual Property Rights. There are no outstanding options, licenses or agreements of any kind relating to any Company Intellectual Property Rights in favor of any third party (other than license agreements on the Company's standard form entered into in the ordinary course of business).

                  (d) To the Company's knowledge, neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as now conducted or under development, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under or a violation of, any fiduciary duty or any contract, covenant or instrument under which any of such employees is now obligated. To the Company's knowledge, it is not, nor will it be necessary to, utilize any inventions of any of the Company's employees made prior to their employment by the Company.

                  (e) No present or former employee of the Company or its Subsidiaries and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any Company Intellectual Property Rights. The Company Disclosure Schedule lists all confidentiality or non-disclosure agreements to which the Company or its Subsidiaries or any of its or their employees is a party, other than customary agreements on the Company's standard form with employees who are not officers or directors.

         3.22 Payments. Neither the Company nor any of its Subsidiaries has paid or delivered any fee, commission or other sum of money or item of property to any finder, agent, government official or other party, in the United States or any other country, which is related to the business or operations of the Company or any of its Subsidiaries, which the Company knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and to the Company's knowledge, neither the Company nor any of its Subsidiaries has participated in any illegal boycotts or other similar practices affecting any of its actual or potential customers. To the Company's knowledge, the Company and its Subsidiaries are in compliance in all material respects with the Foreign Corrupt Practices Act.

         3.23 Suppliers and Customers. There are no material agreements which commit the Company or any of its Subsidiaries to sell products or purchase materials or components at fixed prices or prices determined by an established formula, other than purchase orders on the Company's standard form for normal commercial quantities entered into in the ordinary course. Except as disclosed in the SEC Documents, no customer accounted for more than five percent of the Company's or any of its Subsidiaries sales in either of the past two fiscal years (any such customer being a "Material Customer") and no supplier material to the business of the Company and its Subsidiaries, taken as a whole, or Material Customer has terminated its relationship with the Company or any of its Subsidiaries or has during the past fiscal year materially decreased or delayed, or, to the Company's knowledge, threatened to materially decrease or delay its services or supplies to the Company or any of its Subsidiaries or decrease its usage of the Company's or any of its Subsidiaries' products or services. None of the Company or any of its Subsidiaries is aware of any facts or events which may reasonably be expected to form the basis for such a decrease or delay. Set forth on the Company Disclosure Schedule is a complete and accurate list of:

                  (a) each supplier where purchases exceeded $74,000 for the six months ended December 31, 1996;

                  (b) each customer to whom sales exceeded $42,000 for the six months ended December 31, 1996 and the aggregate sales with respect to each such customer; and

                  (c) each supplier who constitutes a single source of supply to the Company or any of its Subsidiaries where purchases exceeded $25,000 for the last fiscal year.

         3.24     Regulatory Matters.

                  (a) None of the Company or any of its Subsidiaries sells any products for which a premarket approval of or 510(k) notification to the U.S. Food and Drug Administration ("FDA") or any other federal, state, local, non-U.S. or other governmental authority is required, or for which applications for premarket approval or premarket notification have been filed or granted, and there are no products sold by the Company or any of its Subsidiaries which are, and none of the Company or any of its Subsidiaries is, otherwise subject to the jurisdiction of the FDA or any similar state, local, non-U.S. or other governmental authority.

                  (b) To the Company's knowledge, there exists no set of facts which would cause the Company or any of its Subsidiaries to recall any product from the market or to restrict the marketing of any product or to terminate or suspend testing of any product.


             ARTICLE 4 -- REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company as follows:

         4.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power to carry on its business as now conducted and as proposed to be conducted.

         4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Merger Sub and by Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each such company, enforceable against such company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally. Neither Parent nor Merger

Sub is subject to or obligated under any provision of (a) its respective Certificate of Incorporation or Bylaws, (b) any contract, (c) any license, franchise or permit or (d) any law, regulation, order, judgment or decree, which would be breached, or violated or defaulted (with or without due notice or lapse of time or both) or in respect of which a right of termination or acceleration or a loss of a material benefit or any encumbrance on any of its assets would be created by its execution and performance of this Agreement, except (as to (b), (c) or (d) above) where such breach, violation or right would not, individually or in the aggregate have a Material Adverse Effect on Parent or prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement. The consummation of the Offer and the Merger by Parent and Merger Sub will not require the consent or approval of any party other than (x) applicable requirements, if any, of the Exchange Act, state "blue sky" or takeover laws and the HSR Act, (y) filing and recordation of appropriate merger documents as required by the DGCL and (z) where failure to obtain such consents or approvals would not, individually or in the aggregate, have a Material Adverse Effect on Parent or prevent or materially delay Parent or Merger Sub from performing its obligations under this Agreement.

         4.3 Financing. Parent has, or has the borrowing facilities to obtain, all funds necessary for the payment of the aggregate purchase price of the Shares in the Offer and the Merger and any and all amounts which may become payable under Sections 2.11 and 2.12 hereof and to pay all of its related fees and expenses pursuant to the Offer and the Merger.

         4.4 Ownership of Company Securities. Parent is not now, and has not during the three- year period ending on the date hereof been, the direct or indirect owner of 15% or more of the outstanding voting securities of the Company (for purposes of this representation, Parent shall not be deemed to own any Shares by virtue of the execution of the Stockholder Agreements).

         4.5 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in, and none of the information specifically to be incorporated by reference in, (a) the Offer Documents, (b) the Schedule 14D-9, (c) the Information Statement, if any, or
(d) any Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times that the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.6 Capitalization. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock. As of the date hereof, there are 100 shares of common stock of Merger Sub outstanding. All outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

         4.7 Financial Advisor. Since January 1, 1995, Cleary Gull has not been engaged by, has not provided any investment banking or other financial advisory services to, and has not been paid for the provision of any such services by, Parent, Merger Sub or any of their subsidiaries or affiliates; provided, however, Cleary Gull may have, since January 1, 1995, made a market in and traded, and may in the future make a market in and trade, securities of Parent in the ordinary course of its business for its own account and the account of its customers. This representation and warranty is intended to benefit the Company and each member of its Board of Directors each of whom shall be a third party beneficiary of this Section 4.7.


              ARTICLE 5 -- CONDUCT OF BUSINESS PENDING THE MERGER

         5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, from the date hereof until the Effective Time, unless expressly contemplated by this Agreement or as may be agreed to in writing by Parent:

                  (a) The businesses of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and consistent with past practice;

                  (b) the Company shall not, and shall not permit any of its Subsidiaries to: (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its Subsidiaries; (ii) amend its Certificate of Incorporation or By-Laws; or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property or redeem or otherwise acquire any shares of its capital stock;

                  (c) the Company shall not, and shall cause each of its Subsidiaries not to: (i) authorize for issuance, issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of stock options, warrants, convertible securities, commitments, subscriptions, rights to purchase or otherwise), except for unissued Shares reserved for issuance upon the exercise of Stock Options or Warrants outstanding on the date hereof in accordance with their existing terms; (ii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any material assets; (iii) incur, assume or prepay any indebtedness for borrowed money or any other material liabilities, except accounts payable incurred in the ordinary course of business consistent with past practice, or issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or any of its Subsidiaries; (iv) assume, endorse (other than in the ordinary course of business consistent with past practices), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person; (v) make any loans, advances or capital contributions to, or investments in, any other person or otherwise enter into any Material Contract other than in the ordinary course of business and consistent with past practices; (vi) make any loans to employees, other than travel advances in the ordinary course of business; (vii) fail to maintain adequate insurance consistent with past practices for its business and properties;
(viii) undertake, make or commit to undertake or make any capital expenditures in an amount greater than $10,000 per individual capital expenditure and no more than $25,000 per month in the aggregate (on a combined basis for the Company and the Subsidiaries); or (ix) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (d) the Company shall use its reasonable best efforts consistent with past practice to preserve intact the business organization of the Company and its Subsidiaries, keep available the services of its and their present officers and employees, and preserve its existing relationships with customers, suppliers and others with which it and its respective Subsidiaries have business dealings;

                  (e) the Company shall not, and shall cause its Subsidiaries not to, (i) enter into any new agreements or amend or modify any existing agreements with any of its respective officers, directors or employees or with any "disqualified individuals" (as defined in Section 280G(c) of the Code), (ii) grant any increases in the compensation of its respective directors, officers and employees or any "disqualified individuals" (as defined in Section 280G(c) of the Code) other than (A) pursuant to written agreements in effect at the date hereof, true, complete and correct copies of all of which have previously been furnished to Parent by the Company, or (B) increases in the ordinary course of business and consistent with past practice to persons who are not directors or corporate officers of or "disqualified individuals" with respect to the Company or any Subsidiary, (iii) enter into, adopt, amend or terminate, or grant any new benefit not presently provided for under, any employee benefit plan or arrangement, except as required by law or to maintain the tax qualified status of the plan; provided, however, that the Company or its subsidiaries may terminate to the extent permitted by applicable law any benefit or any employee benefit plan or arrangement or (iv) take any action with respect to the grant of any severance or termination pay other than in the ordinary course of business and consistent with past practice and pursuant to policies in effect on the date of this Agreement;

                  (f) the Company shall not, and shall not permit any Subsidiary to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than equipment, inventory and supplies in the ordinary course of business);

                  (g) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its material assets;

                  (h) the Company shall take all actions reasonably necessary so that the conditions set forth in the Appendix which require actions to be performed by the Company are satisfied on a timely basis, except as contemplated by this Agreement;

                  (i) unless the Company receives a "Superior Acquisition Proposal" (as defined in Section 6.5(b) hereof), the Company will not call any meeting of its stockholders to be held prior to March 25, 1997 other than as required by this Agreement;

                  (j) the Company shall not, and shall not permit any Subsidiary to, make any tax election or settle (except to settle reserved amounts for an amount equal to or less than the amount so reserved) or compromise any income tax liability;

                  (k) the Company and each Subsidiary shall make timely payments, in accordance with the terms applicable thereto, of all currently due liabilities for borrowed money;

                  (l) the Company shall not, and shall not permit any Subsidiary to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the SEC Documents;

                  (m) the Company shall not, and shall not permit any Subsidiary to, modify, amend or terminate any Material Contract, lease of real property or of a material amount of assets, or agreement relating to indebtedness or the extension of credit, or waive, release or assign any rights or claims thereunder; and

                  (n) the Company shall maintain in full force and effect its current policies of directors' and officers' liability insurance covering all persons who are presently covered by such policies.

         5.2 Actions by Parent and Merger Sub Pending the Merger. None of the provisions contained in Section 5.1 of this Agreement shall prohibit Parent or Merger Sub (or any of their respective subsidiaries), during the period between the payment for Shares pursuant to the Offer and the Effective Time, from taking or causing to be taken any action with respect to the business of the Company and its Subsidiaries that Parent or Merger Sub (or any of their respective subsidiaries) would legally be permitted to take or cause to be taken with respect to a majority owned subsidiary of Parent or Merger Sub (or any of their respective subsidiaries), provided that Parent shall not take any action in violation of the terms of this Agreement that would cause Parent's obligations to effect the Merger hereunder to not be satisfied and provided further that any such action taken by or at the direction of Parent or Merger Sub (or any of their respective subsidiaries) shall not cause a breach by the Company of any of the provisions of Section 5.1 of this Agreement.


                       ARTICLE 6 -- ADDITIONAL AGREEMENTS

         6.1      Stockholder Approval; Preparation of Proxy Statement.

                  (a) If the approval of the Merger by the Company's Stockholders (the "Company Stockholder Approval") is required by law, the Company will, at Parent's request, as soon as practicable in accordance with applicable law following acceptance for payment of and payment for shares of Company Common Stock, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting") for the purpose of obtaining such Company Stockholder Approval. The Company will, through its Board of Directors, subject to Section 6.5(b) hereof, recommend to its stockholders that such Company Stockholder Approval be given. Notwithstanding the foregoing, if Parent, Merger Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders' Meeting in accordance with Section 253 of the DGCL. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.1(a) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any "Acquisition Proposal" (as defined in Section 6.5(a)) that is not a "Superior Acquisition Proposal" (as defined in Section 6.5(b)) or (ii) the withdrawal or modification by the Board of Directors of the Company of its approval or recommendation of the Offer, this Agreement or the Merger.

                  (b) If the Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following acceptance for payment of and payment for shares of Company Common Stock, prepare and file a preliminary Proxy Statement (or, if applicable, an information statement in lieu of proxy statement pursuant to Rule 14C under the Exchange Act, with all references herein to the Proxy Statement being deemed to refer to such information statement, to the extent applicable) with the SEC and will use its best efforts to respond to any comments of the SEC or its staff and to cause the definitive Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff. The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with true, complete and correct copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders' Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders such an amendment or supplement. The Company will not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects, it being understood that Parent may not reasonably object to the inclusion of information deemed necessary by the Company, upon the written advice of its outside counsel, in order to comply with the Exchange Act and the rules and regulations promulgated thereunder.

                  (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Merger Sub or any other subsidiary of Parent to be voted in favor of the Company Stockholder Approval.

         6.2 Stock Options and Warrants . Within five business days after the commencement of the Offer, the Company will notify in writing each holder of a Stock Option under the Stock Option Plans and each holder of a Warrant of the effect of the Merger on the rights of the option holder and warrant holder as described in Section 2.11 and Section 2.12, respectively.

         6.3      Expenses.

                  (a) Except as provided in Section 6.3(b) below, whether or not the Offer and/or the Merger are consummated, each of the Company and Parent will separately bear its own expenses, including the fees and disbursements of counsel, investment bankers and accountants, incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby.

                  (b) If the Company or any Affiliate or Agent (as defined in Section 6.5) of the Company shall fail to fulfill its obligations under
Section 6.5, or shall enter into an agreement which contemplates the sale of all or any material portion of the assets of, or any equity interest in, the Company to a third party, or the parties to the Stockholder Agreements or any of them shall enter into an agreement which contemplates such a transaction, then, in any such case, the Company shall promptly reimburse Parent for all of its out-of-pocket expenses incurred in connection with the Offer, the Merger, this Agreement, the Stockholder Agreements or any transactions contemplated by this Agreement or the Stockholder Agreements.

         6.4 Other Actions. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Offer and this Agreement, including (a) consummation of the Offer and payment for the Shares duly and properly tendered therein, (b) filing the Certificate of Merger referred to in Section 2.2, (c) removing any legal impediment to the consummation or effectiveness of such transactions and (d) obtaining all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by governmental authorities, subject to the appropriate vote of stockholders of the Company required to so vote as described in Section 6.1(a).

         6.5      Exclusive Dealing.

                  (a) Neither the Company nor any of its Subsidiaries, officers, directors, or the directors and officers of its Subsidiaries, nor any of its other affiliates (each, an "Affiliate") shall, and the Company shall cause its and its respective Affiliates' employees, agents and representatives (including, without limitation, any investment banking, legal or accounting firm retained by the Company or any of its Affiliates and any individual member or employee of the foregoing) (each, an "Agent") not to: (i) initiate, solicit or seek, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders or any of them) with respect to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of all or a substantial portion of the assets or any equity securities of, the Company or any of its Subsidiaries, except for the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"); or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal; or (iii) otherwise cooperate in any effort or attempt to make, implement or accept an Acquisition Proposal; provided, however, that the Company may, if it receives an Acquisition Proposal which was not directly or indirectly initiated, solicited or otherwise sought by the Company or by any of its Affiliates or its or their respective Agents, and which is a Superior Acquisition Proposal (as defined below), respond to such Superior Acquisition Proposal by engaging in negotiations with respect thereto and providing nonpublic information concerning the Company to the person making such Superior Acquisition Proposal, provided that such person has entered into a written confidentiality agreement on terms no more favorable to such person than the Mutual Confidential Non-Disclosure Agreement, dated October 8, 1996, between the Company and Parent, is to Parent, and provided further that the Company has received a written opinion of its outside counsel that such response is required in order to satisfy the fiduciary duties imposed under applicable law on its Board of Directors. The Company shall take the necessary steps to inform the individuals and entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.5(a).

                  (b) Unless this Agreement has theretofore been terminated pursuant to Section 8.1(f) hereof, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an Acquisition Proposal that constitutes a "Superior Acquisition Proposal" (as defined below), the Board of Directors may (subject to the limitations contained in this Section) withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger, approve or recommend any such Superior Acquisition Proposal, enter into an agreement with respect to any such Superior Acquisition Proposal or terminate this Agreement, in each case at any time after 48 hours following Parent's receipt of written notice (a "Notice of Superior Acquisition Proposal") advising Parent that the Board of Directors has received a Superior Acquisition Proposal, specifying the material terms and conditions of such Superior Acquisition Proposal and identifying the person making such Superior Acquisition Proposal. For purposes of this Agreement, a "Superior Acquisition Proposal" means an Acquisition Proposal received by the Company without violation of the provisions of Section 6.5(a), having terms which the Board of Directors of the Company determines, in the exercise of its fiduciary duties, after consultation with outside counsel, and upon the written opinion of its outside financial advisor to be more favorable to the Company's stockholders from a financial point of view than the Offer and the Merger.

                  (c) In addition to the obligations of the Company set forth in paragraph (b) of this Section 6.5, the Company shall promptly advise Parent orally and in writing of any request for nonpublic information relating to the Company or by any person that, to the Company's knowledge, may be considering making, or has made, an Acquisition Proposal, or the receipt of any Acquisition Proposal, or any inquiry with respect to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. The Company will keep Parent fully informed of the status and details of any such request, Acquisition Proposal or inquiry.

         6.6 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence, or failure to occur, of any event, which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, and (b) any material failure of the Company or Parent, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

         6.7 Access to Information. The Company shall, and shall cause its Subsidiaries, officers, directors, employees and agents to, upon reasonable notice, afford the officers, employees, agents and representatives of Parent complete access at all reasonable times, from the date hereof to the Effective Time, to its officers, employees, agents, properties, books and records, and shall furnish Parent all financial, operating and other data and information as Parent, through its officers, employees, agents or representatives, may reasonably request.

         6.8 Antitrust Laws. As promptly as practicable, the Company, Parent and Merger Sub shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to Section 6.7 hereof, the Company will furnish to Parent and Merger Sub, and Parent and Merger Sub will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to Section 6.7 hereof and to the preservation of attorney-client privilege and work-product doctrine, the Company will provide Parent and Merger Sub, and Parent and Merger Sub will provide the Company, with true, complete and correct copies of all correspondence, filings and communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, however, that Parent and Merger Sub shall not be required to provide the Company with copies of confidential documents or information included in Parent's filings and submissions under the HSR Act.

         6.9 Public Announcements. Upon execution of this Agreement, an appropriate public announcement of the transactions contemplated hereby, the form and substance of which shall have been agreed to by Parent and the Company, shall be made; provided, that no such announcement shall be made unless and until it shall comply with Rule 14d-2 under the Exchange Act. So long as this Agreement is in effect and subject to Section 6.5(b), neither Parent nor the Company shall make any other press release or other written public statement concerning the transactions contemplated by this Agreement, including the Offer and the Merger, without the approval of the other party hereto; provided, however, that either Parent or the Company may, without such approval, make such press releases or other written public statements as are required by law, and shall consult with the other party with respect to the form and substance of such statements.

         6.10     Directors.  The Company will comply with the requirements of
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, so that, upon the acceptance for payment of, and payment for, any Shares by Merger Sub pursuant to the Offer which, when taken together with any Shares which Parent beneficially owns (as such term is defined under the Exchange Act), represent at least a majority of the then outstanding Shares, Merger Sub shall be entitled at such time to designate the directors on the Board of Directors of the Company, and the Company shall, at such time, obtain resignations of all then-serving Directors and, prior to such resignations, cause Merger

Sub's designees to be elected to, and to constitute all of, the Board of Directors of the Company. The Company agrees to cooperate in permitting the exercise by Merger Sub of its rights under this Section 6.10, including, without limitation, (x) cooperating in satisfying the requirements of
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and
(y) amending, prior to the expiration date of the Offer, any provisions of the By-Laws or any agreement by which the Company is bound that could delay or hinder the ability of Merger Sub or Parent to elect its designees to a majority of the directorships constituting the Board of Directors of the Company. The Company will not take any action to delay or hinder such election.

         6.11     Directors' and Officers' Insurance Coverage.

                  (a) For six years after the earlier of (i) the date on which the designees of Merger Sub have been elected to the Board of Directors of the Company pursuant to Section 6.10 hereof and constitute all the members thereof and (ii) the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless the present officers, directors, employees and agents of the Company and its Subsidiaries (each an "Indemnified Party") against all losses, claims, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel) and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent or the Surviving Corporation, which consent shall not be unreasonably withheld)) arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation matters arising out of or pertaining to the transactions contemplated by this Agreement) to the full extent permitted by the DGCL or the Company's certificate of incorporation or bylaws as in effect at the date hereof, including provisions therein relating to the advancement of expenses incurred in the defense of any action or suit; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of the claim to which such rights are applicable.

                  (b) For two years after the Effective Time, Parent and the Surviving Corporation will (i) maintain the current policies of officers' and directors' liability insurance in respect of acts or omissions (including without limitation matters arising out of or pertaining to the transactions contemplated by this Agreement) occurring at or prior to the Effective Time covering each person who is an officer or director of the Company on the date hereof and who is currently covered by the Company's officers' and directors' liability insurance policy, or (ii) substitute policies providing substantially similar coverage containing terms and conditions that, taken together, are not materially less advantageous, and provided that such substitution does not result in gaps or lapses in coverage.

                  (c) Parent and the Surviving Corporation shall pay all expenses (including attorneys' fees) that may be incurred by any Indemnified Party or person having rights to coverage pursuant to this Section 6.11 (collectively, "Covered Persons") in enforcing the obligations of Parent and the Surviving Corporation provided for in this Section 6.11, provided that no such expenses shall be payable if such Indemnified Party or person is found, in or as a result of such enforcement action, not to have the rights to coverage claimed by such Indemnified Party or person. The parties hereto acknowledge and agree that the remedy at law for any breach of the obligations under this Section

6.11 is and will be insufficient and inadequate and that the Covered Persons, in addition to any remedies at law, shall be entitled to equitable relief. Without limiting any remedies Covered Persons may otherwise have hereunder or under applicable law, in the event of nonperformance of any obligation under this Section 6.11, the Covered Persons shall have, in addition to any other rights at law or equity, the right to specific performance.

                  (d) The rights under this Section 6.11 are contingent upon, and shall survive, the consummation of the Offer, are intended to benefit the Company, the Surviving Corporation and each Covered Person, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by each Covered Person, each of whom shall be a third party beneficiary of this Section 6.11.

         6.12     Benefit Plans and Certain Contracts.

                  (a) Parent hereby agrees to cause the Surviving Corporation to pay, in accordance with their terms as in effect on the date hereof, all amounts due and payable under the terms of all written employment contracts, agreements, plans, policies and written commitments of the Company and its Subsidiaries with or with respect to its current employees, officers and directors as such contracts, agreements, plans, policies and written commitments are described in the Company Disclosure Schedule. For at least two years following the Effective Time, each employee of the Company and its Subsidiaries (while such person remains an employee of the Company and its Subsidiaries) shall be entitled to participate in all Benefit Plans maintained or sponsored by the Company or in benefit plans providing substantially similar benefits.

                  (b) Upon or prior to the consummation of the Offer, Parent and the Company shall enter into an employment agreement with Dewey F. Edmunds (the "Employment Agreement").

                  (c) Nothing contained in this Agreement (other than as specifically provided in the Employment Agreement), including, without limitation, this Section 6.12, shall confer on any person not a party to this Agreement, or constitute or be evidence of any agreement or understanding, express or implied, that any person has a right to be employed as an employee of or consultant to Parent or the Surviving Corporation for any period of time or at any specific rate of compensation, or that any employee or other person shall have a right to participate in any benefit plans maintained by Parent, or to receive any equity or options to acquire equity in the Company or Parent.


                            ARTICLE 7 -- CONDITIONS

         7.1 Conditions to Obligation of each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

                  (a) If required by the DGCL, the Company Stockholder Approval shall have been obtained by the requisite vote of the stockholders of the Company;

                  (b) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary injunction or permanent injunction or other order or legal restraint or prohibition preventing the consummation of the Merger shall have been issued by any Governmental Entity and shall remain in effect; and

                  (c) All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the Merger and the transactions contemplated by this Agreement shall have been filed, occurred or been obtained and shall be in effect at the Effective Time.

         7.2 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the condition that each of Parent and Merger Sub shall have made the Offer in accordance with its terms as contemplated by Section 1.1 hereof and shall have consummated the Offer in accordance with its terms.


                 ARTICLE 8 -- TERMINATION, AMENDMENT AND WAIVER

         8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after any approval by the stockholders of the Company:

                  (a) by mutual written consent of the Boards of Directors of Parent and the Company;

                  (b) by Parent if (i) neither Parent nor any subsidiary of Parent shall have accepted for payment any Shares pursuant to the Offer by the sixtieth day following commencement of the Offer and such failure is not in breach of the Offer or this Agreement, or (ii) Parent has properly terminated the Offer in accordance with its terms; provided that Parent may not terminate this Agreement pursuant to this Section 8.1(b) if (A) the failure of Parent or Merger Sub to fulfill any obligation under this Agreement has been the cause of, or resulted in, the circumstances described in clause (i), or (B) in the case of clause (ii), Parent or Merger Sub has not exercised such right by the close of business on or before the fifth business day following the termination of the Offer in accordance with its terms;

                  (c) by Parent and Merger Sub prior to the purchase of Shares pursuant to the Offer if there shall have been any material breach of a material obligation of the Company hereunder and such breach shall not have been remedied within five days after receipt by the Company of notice in writing from Parent or Merger Sub specifying such breach and requesting that it be remedied;

                  (d) by the Company prior to the purchase of Shares pursuant to the Offer, if there shall have been any material breach of a material obligation of Parent or Merger Sub hereunder and such breach shall have not been remedied within five days after receipt by Parent or Merger Sub, as the case may be, of notice in writing from the Company specifying such breach and requesting that it be remedied;

                  (e) by the Company, if (i) the Offer shall not have been commenced on or before the fifth business day after the announcement to the public of the execution of this Agreement, (ii) the Offer is terminated without the purchase of any Shares and such termination is in breach of the Offer or this Agreement, or (iii) Parent or Merger Sub has failed to pay or to cause another entity to pay for Shares duly and properly tendered in the Offer within 10 business days following expiration of the Offer, provided that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if the failure of the Company to fulfill any obligation under this Agreement has been the cause of, or resulted in, the circumstances described in clauses (i), (ii) or
(iii) hereof;

                  (f) by the Company or by Parent and Merger Sub prior to the purchase of Shares pursuant to the Offer, if a Superior Acquisition Proposal is received and the Board of Directors of the Company, pursuant to
Section 6.5(b), withdraws or modifies its recommendation of the Offer or recommends to the stockholders of the Company that such stockholders tender their Shares into, or vote in favor of, such Superior Acquisition Proposal, provided that termination pursuant to this Section 8.1(f) shall not affect the Company's obligations under Section 6.3 hereof; or

                  (g) by the Company or by Parent and Merger Sub if there shall be any law or regulation that make consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent, Merger Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.

         8.2 Effect of Termination. In the event of termination of this Agreement prior to the purchase of Shares as provided in Section 8.1, this Agreement shall forthwith become void and of no effect, and there shall be no liability on the part of Parent, Merger Sub or the Company, except that (a) the provisions of Section 6.3, this Section 8.2 and Article 9 hereof shall survive any such termination, and (b) nothing herein will relieve any party from liability for any willful or grossly negligent breach of any representation or warranty or any breach prior to such termination of any covenant or agreement contained herein. Except as set forth herein, the provisions of this Section
8.2 shall constitute the exclusive remedy of the parties in the event of termination of this Agreement prior to the purchase of Shares.

         8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties, and provided that any amendment effected after obtaining the Company Stockholder Approval may be subject to further approval of the Company's stockholders if required by the DGCL.

         8.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                        ARTICLE 9 -- GENERAL PROVISIONS

         9.1 Survival of Representations, Warranties and Agreements. No representations or warranties contained herein shall survive beyond consummation of the Offer, and no agreements contained herein shall survive beyond the Effective Time except that the agreements contained in Article II and Sections 6.11 and 6.12 hereof shall survive beyond the Effective Time.

         9.2 Notices. All notices and other communications hereunder shall be given by telephone and immediately confirmed in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Merger Sub:

                           DENTSPLY International Inc.

                           570 West College Avenue
                           P.O. Box 872
                           York, PA  17405
                           Attention: J. Patrick Clark

                           With a copy to:

                           Morgan, Lewis & Bockius LLP

                           One Oxford Centre, 32nd floor
                           Pittsburgh, PA  15219
                           Attention: Marlee S. Myers

                  (b)      if to the Company:

                           New Image Industries, Inc.

                           2283 Cosmos Court
                           Carlsbad, California  92009
                           Attention: Dewey F. Edmunds

                           With a copy to:

                           Irell & Manella LLP
                           333 South Hope St., Suite 3300
                           Los Angeles, California  90071-3042
                           Attention: Edmund M. Kaufman, Esq.

         9.3 Interpretation. When a reference is made in this Agreement to subsidiaries of Parent or the Company, the word "subsidiaries" or "Subsidiaries" means any corporation more than fifty percent (50%) of whose outstanding voting securities are directly or indirectly owned by Parent or the Company, as the case may be. All references in this Agreement to the Company conducting business in the ordinary course or in a manner consistent with past practice shall be considered in light of the Company's financial condition prior to and as of the date indicated in the applicable reference. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.4 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Appendix hereto and the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, provided, however, that
(i) Paragraph 5 of the letter of intent dated December 24, 1996 between the Company and Parent, (ii) the Credit Agreement, dated as of December 24, 1996, by and among Parent, the Company and Insight Imaging Systems, Inc., (iii) the Subordination and Intercreditor Agreement, dated December 24, 1996, by and among Coast Business Credit, a division of Southern Pacific Thrift & Loan Association, Parent, the Company and Insight Imaging Systems, Inc. and (iv) the Mutual Confidential Non-Disclosure Agreement, dated October 8, 1996, between Parent and the Company, shall remain in effect in accordance with their terms. Except as provided in Section 4.7 and 6.11, there are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

         9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by operation of law or otherwise, provided that Parent or Merger Sub may assign its rights and obligations hereunder to a direct or indirect subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub, as the case may be, of its obligations hereunder. Subject to the foregoing sentence, this Agreement will be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

         9.6 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware, without giving effect to the conflicts of law principles thereof.

         9.7 Counterparts. This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

         9.8 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.



                           [SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunder duly authorized.


                                                DENTSPLY INTERNATIONAL INC.


                                                By: /s/ EDWARD D. YATES
                                                   ---------------------------
                                                      Edward D. Yates
                                                      Senior Vice President


                                                IMAGE ACQUISITION CORP.


                                                By: /s/ EDWARD D. YATES
                                                   ---------------------------
                                                       Edward D. Yates
                                                       Senior Vice President


                                                NEW IMAGE INDUSTRIES, INC.


                                                By: /s/ DEWEY F. EDMUNDS
                                                   ---------------------------
                                                Name:  Dewey F. Edmunds
                                                Title: Chief Executive Officer

                                                                      APPENDIX

                            CONDITIONS TO THE OFFER

         1. Notwithstanding any other term of the Offer or this Agreement, Parent or Merger Sub shall not be required to accept for payment or to pay for any Shares tendered pursuant to the Offer, and may terminate or, subject to Section 1.1 of this Agreement, amend the Offer and may postpone the acceptance for payment of Shares pursuant thereto, unless (a) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute fifty-five percent (55%) of the outstanding Shares as of the date of the commencement of the Offer (the "Minimum Tender Condition"), and (b) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated (the "HSR Condition"), provided, however, that prior to March 25, 1997, Parent shall not terminate the Offer by reason of the nonsatisfaction of the HSR Condition and, if the HSR Condition is the only condition that is not satisfied upon the expiration of the Offer, Parent shall cause the Offer to be extended to March 24, 1997.

         2. Furthermore, notwithstanding any other term of the Offer or this Agreement, Parent or Merger Sub shall not be required to accept for payment or to pay for any Shares tendered pursuant to the Offer, and may terminate or, subject to Section 1.1 of this Agreement, amend the Offer and may postpone the acceptance for payment of Shares pursuant thereto if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

                  (a) any statute, rule, regulation or order shall be proposed, enacted, entered or deemed applicable to the Offer or the Merger
(i) making the purchase of, or payment for, some or all of the Shares pursuant to the Offer or the Agreement illegal, or resulting in a material delay in the ability of Parent to accept for payment or pay for some or all of the Shares, or to consummate the Offer or Merger or seeking to obtain from the Company, Parent or Merger Sub any damages that would have a Material Adverse Effect on the Company or Parent, (ii) imposing material limitations on the ability of Parent or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, including the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, (iii) which would require Parent or any direct or indirect subsidiary of Parent to dispose of or hold separate any of the Shares or all or any material portion of the assets or business of the Company and the Subsidiaries, or (iv) prohibit or limit the ability of Parent or any direct or indirect subsidiary of Parent to own, control or operate the Company or any of its Subsidiaries or all or any material portion of the businesses, operations or assets of the Company and its Subsidiaries, where such prohibition or limitation would have a Material Adverse Effect on the Company;

                  (b) any governmental or regulatory action or proceeding by or before any Governmental Entity shall be instituted or pending, or any action or proceeding by any other person, domestic or foreign, shall be instituted or pending, which would reasonably be expected to result in any of the consequences referred to in clauses (i) through (iv) of paragraph
2(a) above; or

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                  (c)      the Company shall not have complied with its
agreements and covenants in the Agreement, or any of its representations and warranties in the Agreement, when made or at and as of any time thereafter, are inaccurate or incomplete, except (i) where such failure so to comply or such inaccuracy or incompleteness would not reasonably be expected to have a Material Adverse Effect on the Company, (ii) for changes specifically permitted by this Agreement or (iii) those representations and warranties that address matters only as of a particular day must be accurate and complete as of such date; or

                  (d) there shall have an occurred an event of default set forth in that certain Amended and Restated Loan and Security Agreement, dated May 22, 1996, among the Company and Insight Imaging Systems, Inc. ("Insight") and Coast Business Credit, a division of Southern Pacific Thrift & Loan Association ("Coast"), as to which event of default Coast has not given a written waiver or is not required to forbear under the terms of that certain letter agreement, dated December 24, 1996, among Coast, the Company, Insight and Parent; or

                  (e) the Company shall commence a case under any chapter of Title XI of the United States Code or any similar law or regulation; or a petition under any chapter of Title XI of the United States Code or any similar law or regulation is filed against the Company which is not dismissed within five business days; or the Company shall apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of its property; or the Company shall make a general assignment for the benefit of creditors; or an order, judgment or decree shall be entered, without the application, approval or consent of the Company by any court of competent jurisdiction, approving a petition seeking a reorganization of the Company or appointing a receiver, trustee or liquidator of the Company or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed for a period of five business days; or the Company shall take corporate action for the purpose of effecting any of the foregoing; or

                  (f) there shall have occurred (i) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (ii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iii) any limitation by any governmental authority on the extension of credit by banks or other financial institutions, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

                  (g) the Agreement shall have been terminated in accordance with its terms;

which, in Parent's sole discretion, in any such case regardless of the circumstances giving rise to any such conditions, makes it inadvisable to proceed with such acceptance for payment or payment or makes it advisable to terminate or amend the Offer.

         3. The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to any such conditions or may be waived by Parent or Merger Sub in whole or in part, at any time and from time to time in their sole discretion. The failure by Parent or Merger Sub at any time to exercise any of

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the foregoing rights shall not be deemed a waiver of any such right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Merger Sub concerning any events described in the above conditions shall be final and binding on all parties.


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